Exhibit 3.1                      AMENDED AND RESTAED ARTICLES OF INCORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TEXAS SOUTH ENERGY, INC.

Texas South Energy, Inc., a corporation organized and existing under and by virtue of the laws of the State of Nevada (the “Corporation”), does hereby certify as follows:

1.	These Amended and Restated Articles of Incorporation have been duly approved by the Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated November 18, 2013.

2.
In accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes, these Amended and Restated Articles were approved and adopted via a written consent of the Shareholders of the Corporation in lieu of a meeting, dated November 18, 2013, by the holders of a majority of the Corporation’s issued and outstanding common stock.

3.	The Articles of Incorporation of the Corporation heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I

Name.  The name of the corporation is “Texas South Energy, Inc.” (hereinafter, the “Corporation”).

ARTICLE II

Period of Duration.  The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers.  The purpose for which the Corporation is organized is to engage in any and all lawful business.

ARTICLE IV

Common Capitalization.  The Corporation shall have the authority to issue 950,000,000 shares of common voting stock having a par value of $0.001 per share.  All common voting stock of the Corporation shall be of the same class and shall have the same rights and preferences.  Fully paid stock of the Corporation shall not be liable for further call or assessment.  The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

Preferred Capitalization.  The Corporation shall have the authority to issue 50,000,000 shares of blank check preferred stock par value $0.001 per share (“Preferred Stock”).  Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

ARTICLE V

Directors.  The Corporation shall be governed by a Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, providing that the number of directors shall not be reduced to fewer than one (1) director.

ARTICLE VI

Control Share Acquisitions.  The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE VII

Written Consent to Action by Shareholders.  Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.
ARTICLE VIII

Indemnification of Directors and Executive Officers.  To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.

Limitation of Liability for Directors and Executive Officers.  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director if he (i) is not liable under NRS 78.138, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the NRS, or any other applicable law, is amended to authorize Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, or any other applicable law, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

__/s/ James M. Askew_____________
James M. Askew